DALE MATHESON
CARR-HILTON LABONTE LLP
DMCL CHARTERED ACCOUNTANTS

Partnership of:

Vancouver	Robert J. Burkart, Inc. Alvin F. Dale Ltd. Robert J. Matheson, Inc.	James F. Carr-Hilton Ltd. Barry S. Hartley, Inc. Rakesh I. Patel Inc.	Kenneth P. Chong Inc. Reginald J. LaBonte Ltd. F.M. Yada FCA Inc.
South Surrey	Michael K. Braun Inc.	Peter J. Donaldson, Inc.	
Port Coquitlam	Wilfred A. Jacobson Inc. Brian A. Shaw Inc.	G.D. Lee Inc.	Fraser G. Ross, Ltd.

January 11, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sirs:

Re: Absolute Life Solutions, Inc.

We have read Item 4.01 of Form 8-K dated January 6, 2011 of Absolute Life Solutions, Inc. (File Ref. No.: 000-53446) and:

a) We are in agreement with the statements made in paragraphs one through paragraph four.

b) We have no basis to agree or disagree with the statements made in paragraphs five and six.

Yours truly,

DMCL

Dale Matheson Carr-Hilton LaBonte LLP
Chartered Accountants

Vancouver (Head Office) Suite 1500 - 1140 West Pender Street, Vancouver, B.C., Canada V6E 4G1, Tel: 604 687 4747 • Fax: 604 689 2778 - Main Reception
South Surrey Suite 301 - 1656 Martin Drive, White Rock, B.C., Canada V4A 6E7, Tel: 604 531 1154 • Fax: 604 538 2613
Port Coquitlam Suite 700 - 2755 Lougheed Highway, Port Coquitlam, B.C., Canada V3B 5Y9, Tel: 604 941 8266 • Fax: 604 941 0971